Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Avinger, Inc., of our report dated March 30, 2018 relating to the financial statements of Avinger, Inc. as of and for the year ended December 31, 2017, which report appears in Avinger, Inc.’s Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

October 3, 2018